Exhibit 99.1

KKR Financial Holdings LLC Announces Fourth-Quarter and Full-Year 2013 Financial Results and

Quarterly Distribution of $0.22 per Common Share

SAN FRANCISCO, January 31, 2014—KKR Financial Holdings LLC (NYSE:KFN) (“KFN” or the “Company”) today announced its results for the fourth quarter and full year ended December 31, 2013.

Fourth-Quarter and Full-Year 2013 Highlights

•                  Net income available to common shareholders for the fourth quarter and year ended December 31, 2013 totaled $62.0 million and $265.8 million, respectively, relative to $77.0 million and $348.2 million for the comparable periods of 2012.

•                  Net income per diluted common share totaled $0.30 and $1.31 for the quarter and year ended December 31, 2013, respectively, relative to $0.40 and $1.87 for the comparable prior-year periods.

•                  A quarterly cash distribution of $0.22 per common share was declared for the fourth quarter of 2013.

•                  Book value per common share was $10.58 as of December 31, 2013, up from $10.42 as of September 30, 2013 and $10.31 per common share as of December 31, 2012.

For the three months ended December 31, 2013, the Company reported net income available to common shareholders of $62.0 million, or $0.30 per diluted common share, compared with $77.0 million, or $0.40 per diluted common share, for the comparable prior-year period.  For the full year ended December 31, 2013, the Company reported net income available to common shareholders of $265.8 million, or $1.31 per diluted common share, compared with $348.2 million, or $1.87 per diluted common share, for the comparable prior-year period.

The Company’s fourth-quarter 2013 results included total revenues of $139.5 million, total investment costs and expenses of $81.6 million, total other income of $33.2 million, and total other expenses of $22.3 million. Comparatively, KFN’s fourth-quarter 2012 results reflected total revenues of $133.7 million, total investment costs and expenses of $72.6 million, total other income of $37.4 million, and total other expenses of $21.4 million.  In addition, the Company expensed a $6.9 million distribution on its perpetual preferred shares for the fourth quarter of 2013.  As these shares were issued in January 2013, there was no comparable payment in the prior-year period.

Total revenues of $139.5 million for the fourth quarter of 2013 represented an increase of approximately 4% from the comparable prior-year period.  This resulted from a combination of a $14.8 million increase in oil and gas revenues, stemming from a higher level of production from a larger portfolio than in the prior-year period, and a $6.0 million increase in other revenues, predominantly in the form of one-time dividends from certain equity holdings.  These increases were largely offset by a $15.0 million decline in loan and securities interest income, which was primarily attributable to (a) a $9.9 million decline in scheduled and prepayment-related discount accretion from the Company’s loan portfolio, which was held closer to par at December 31, 2013 than at December 31, 2012, and (b) a $3.0 million decline in securities interest income excluding discount accretion largely resulting from a reduction in the interest rate earned on the Company’s high-yield bond holdings from the fourth quarter of 2012 to the fourth quarter of 2013.

Total investment costs and expenses of $81.6 million for the fourth quarter of 2013 represented an increase of approximately 12% from the comparable prior-year period.  This was primarily due to the recording of a provision for loan losses of $12.4 million for the fourth quarter of 2013 as compared to no provision being recorded for the prior-year period.  In addition, expenses associated with the Company’s oil and gas portfolio increased by approximately $6.5 million from the prior-year period, primarily resulting from increased depletion, depreciation, and amortization expense generated by a higher level of production from a larger portfolio than in the prior-year period.  These factors were partially offset by a $9.4 million decline in interest expense and interest expense to affiliates largely resulting from the amortization of the Company’s legacy collateralized loan obligation transactions.

Total other income of $33.2 million for the fourth quarter of 2013 reflected a decrease of approximately 11% from the comparable prior-year period, stemming largely from a $10.4 million impairment of certain natural resources holdings as well as $2.3 million in realized and unrealized losses on derivatives and foreign exchange.

KFN’s full-year 2013 net income available to common shareholders was $265.8 million, a decline from $348.2 million for the prior-year period.  This comprised total revenues of $545.9 million, total investment costs and expenses of $305.7 million, total other income of $150.9 million, and total other expenses of $97.4 million. Comparatively, KFN’s full-year 2012 results reflected total revenues of $555.5 million, total investment costs and expenses of $318.4 million, total other income of $205.8 million, and total other expenses of $98.2 million.  The Company also expensed $27.4 million in distributions on its perpetual preferred shares over the course of 2013.  As these shares were issued in January 2013, there were no comparable payments in the prior-year period.

Total revenues for the full year ended December 31, 2013 declined 2% from the comparable prior-year period.  This resulted from a $78.6 million decline in loan and securities interest income primarily due to (a) a $51.4 million decline in loan interest income largely driven by a $37.8 million reduction in total recurring and prepayment-related discount accretion, and (b) a $27.1 million decline in securities interest income primarily resulting from a lower weighted average par balance of the Company’s high-yield bond holdings during 2013 than in 2012.  These factors were largely offset by a $54.6 million increase in oil and gas revenues, resulting from a higher level of production in 2013 than in 2012, as well as a $14.4 million increase in other revenues.

Total investment costs and expenses for the full year ended December 31, 2013 declined 4% from the comparable prior-year period.  This was driven predominantly by a $26.4 million decline in aggregate interest expense as the Company’s legacy collateralized loan obligations continued to amortize during 2013, coupled with a smaller provision for loan losses taken in 2013 than in 2012.  These factors were offset by a $29.0 million increase in oil-and-gas-related costs and expenses in connection with increased production over the period.

Total other income for the full year ended December 31, 2013 declined 27% from the comparable prior-year period, stemming largely from a lower level of realized and unrealized gains on investments in 2013 than in 2012.  In addition, other income was reduced by a $20.3 million non-cash charge on extinguishment of debt associated with retirement of the Company’s $172.5 million face amount of 7.5% convertible notes due 2017 through the issuance of 26.1 million common shares in the first quarter of 2013.

“We’re pleased with KFN’s fourth-quarter results,” said Craig J. Farr, CEO of KFN.  “While we benefited from the strength of debt and equity markets during the period through unrealized gains and one-time dividends, we also deployed over $300 million of capital to differentiated and largely yielding opportunities.”

Proposed Acquisition by KKR & Co. L.P.

On December 16, 2013, the Company announced that it had signed a definitive merger agreement under which KKR & Co. L.P. (“KKR”) will acquire the Company through a stock-for-stock merger.  Under the agreement, which has been approved by the boards of directors of both KKR and KFN, in KFN’s case based on the unanimous recommendation of a committee of its independent directors, shareholders of KFN will receive 0.51 common units of KKR for each common share of KFN.

The transaction is subject to approval by a majority of KFN’s outstanding common shares, including a majority of those held by owners other than KKR and its affiliates, as well as satisfaction of certain other closing conditions, including receipt of customary regulatory approvals.  Upon closing of the transaction, which is expected in the first half of 2014, KFN will become a subsidiary of KKR. KFN’s perpetual preferred shares as well as its junior subordinated and senior notes will remain outstanding securities of KFN.

Selected Portfolio Activity

Bank Loans and High-Yield Debt Strategy

On December 20, 2013, the Company priced a new collateralized loan obligation transaction, KKR Financial CLO 2013-2, Ltd. (“CLO 2013-2”), which closed on January 23, 2014 at $384.0 million.  The Company retained the entirety of CLO 2013-2’s $44.8 million of subordinated notes.  The notes issued by CLO 2013-2 are non-recourse to the Company.

The Company also acquired $31.5 million par amount of subordinated notes issued by Sound Point CLO IV, Ltd., which closed December 17, 2013.  This represents the Company’s first deployment to a collateralized loan obligation transaction managed by a third party.

Private Equity Strategy

On January 16, 2014, the Company announced that it had agreed to acquire a minority stake in LCI Helicopters Ltd. (“LCIH”), the helicopter leasing subsidiary of Lease Corporation International, a Libra Group company.  The Company committed $105.0 million to LCIH, of which $50.0 million was funded in December 2013.  The investment was made to help LCIH to grow its fleet significantly and advance its leadership position in the rapidly expanding helicopter leasing business.

The Company also deployed an incremental $32.3 million toward its earlier commitment to Maritime Finance Company, a specialty finance company created to originate, structure, underwrite, invest in and distribute debt financings secured by high-quality maritime assets.  This brings its deployment to date to $116.6 million against a $150.0 million commitment.

Book Value

Book value per common share increased to $10.58 as of December 31, 2013 from $10.42 as of September 30, 2013.  The increase was predominantly driven by (a) fourth-quarter net income available to common shareholders of $0.30 per diluted common share and (b) a decrease in the Company’s accumulated other comprehensive loss, a component of shareholders’ equity, of $0.07 per diluted common share as a result of increases in the value of certain interest rate swaps designated as cash flow hedges as well as certain securities available for sale.  These factors were partially offset by distributions of $0.22 per share paid to common shareholders during the quarter.

Distribution

On January 30, 2014, the Company’s board of directors declared a cash distribution of $0.22 per common share.  The distribution is payable on February 27, 2014 to common shareholders of record as of the close of business on February 13, 2014.

Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the fourth quarter and year ended December 31, 2013 on January 31, 2014, at 6:00 a.m. PT (9:00 a.m. ET).  The conference call may be accessed by dialing (877) 303-4382 (domestic) or +1 (253) 237-1193 (international); a pass code is not required.  A replay of the live broadcast will be available by dialing (855) 859-2056 (domestic) and +1 (404) 537-3406 (international), pass code 35265962, beginning approximately two hours after completion of the event.  Additionally, the conference call will be broadcast live over the Internet and subsequently archived and may be accessed through the KFN Investor Relations section of the KKR website at http://ir.kkr.com/kfn_ir/kfn_events.cfm.  Supplemental materials that will be discussed during the call will be available at the same website location.

From time to time the Company may use its website as a channel of distribution of material company information.  Financial and other important information regarding the Company is routinely posted on and accessible at the KFN Investor Relations section of www.kkr.com, where you may also enroll your email address to receive automatic email alerts and other information about the Company.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

Additional Information Related to KFN’s Proposed Merger with KKR & Co. L.P.

In connection with the proposed transaction, KKR has filed a registration statement on Form S-4 that includes a proxy statement/prospectus of KFN. The registration statement has not yet become effective.  Following the registration statement having been declared effective by the SEC, KKR and KFN plan to file with the SEC, and KFN plans to mail to its shareholders, a definitive proxy statement/prospectus in connection with the transaction.  KKR also plans to file other relevant materials with the SEC.  Shareholders of KFN are urged to read the proxy statement/prospectus contained in the registration statement and other relevant materials filed or to be filed by KKR or KFN when they become available, because these materials contain or will contain important information about the proposed transaction.  These materials will be made available to the shareholders of KFN at no expense to them.  The registration statement and other relevant materials, including any documents incorporated by reference therein, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from KFN at http://ir.kkr.com/kfn_ir/kfn_sec.cfm or by e-mailing kfn.ir@kkr.com.  You may also read and copy any reports, statements and other information filed by KKR with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information or its public reference room.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

KKR, KFN and their respective directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from KFN’s common shareholders in respect of the proposed transaction.  Information regarding KFN’s directors and executive officers is available in KFN’s proxy statement for its 2013 annual meeting of shareholders, filed with the SEC on March 18, 2013.  Information regarding KKR’s directors and executive officers is available in KKR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013.  Additional information regarding the interests of such potential participants in the proposed transaction will be included in the definitive proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and KFN’s website at http://ir.kkr.com/kfn_ir/kfn_sec.cfm.

Forward-Looking Statements

Some of the matters discussed in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements are based on KFN’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to KFN or are within either of their control.  The following factors, among others, could cause actual results to vary from the forward-looking statements:  the ability of the parties to satisfy the conditions precedent and consummate the proposed merger of KKR and KFN, the timing of consummation of the proposed merger, the ability of the parties to secure any required shareholder or regulatory approvals in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits and savings, risks related to disruption of management’s attention due to the pending merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger and the general risks associated with the business of KFN, including the general volatility of the capital markets, terms and deployment of capital, volatility of the KFN share price, changes in the asset management industry, interest rates or the general economy, underperformance of KFN’s assets and investments and decreased ability to raise funds and the degree and nature of KFN’s competition.  KFN does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date on which such statements were made except as required by law.  Additional information about risk factors affecting KFN is available in KFN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013, and other filings with the SEC, which are available at www.sec.gov.

Schedule I

KKR Financial Holdings LLC and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended December 31, 2013	For the three months ended December 31, 2012	For the year ended December 31, 2013	For the year ended December 31, 2012
Revenues
Loan interest income	$87,368	$98,052	$360,287	$411,736
Securities interest income	10,192	14,462	49,518	76,642
Oil and gas revenue	35,060	20,273	119,178	64,535
Other	6,890	868	16,923	2,560
Total revenues	139,510	133,655	545,906	555,473
Investment costs and expenses
Interest expense	44,850	41,234	163,216	165,022
Interest expense to affiliates	458	13,455	26,943	51,586
Provision for loan losses	12,405	—	32,812	46,498
Oil and gas production costs	9,394	9,939	35,814	28,980
Oil and gas depreciation, depletion and amortization	14,151	7,064	44,061	21,931
Other	328	876	2,859	4,358
Total investment costs and expenses	81,586	72,568	305,705	318,375
Other income
Net realized and unrealized gain on investments	31,677	32,268	157,074	193,056
Net realized and unrealized (loss) gain on derivatives and foreign exchange	(1,826)	492	(6,838)	(2,091)
Net gain (loss) on restructuring and extinguishment of debt	254	—	(20,015)	(445)
Other income	3,139	4,638	20,704	15,302
Total other income	33,244	37,398	150,925	205,822
Other expenses
Related party management compensation	11,832	14,820	68,576	72,339
General, administrative and directors expenses	6,386	4,244	19,524	19,157
Professional services	4,041	2,327	9,329	6,661
Total other expenses	22,259	21,391	97,429	98,157
Income before income taxes	68,909	77,094	293,697	344,763
Income tax expense (benefit)	33	81	467	(3,467)
Net income	$68,876	$77,013	$293,230	$348,230

Preferred share distributions	6,891	—	27,411	—
Net income available to common shareholders	$61,985	$77,013	$265,819	$348,230

Net income per common share:
Basic	$0.30	$0.43	$1.31	$1.95
Diluted	$0.30	$0.40	$1.31	$1.87

Weighted-average number of common shares outstanding:
Basic	204,154	177,906	202,411	177,838
Diluted	204,154	202,371	202,411	187,423

Distributions declared per common share	$0.22	$0.21	$0.90	$0.86

Schedule II

KKR Financial Holdings LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$157,167	$237,606
Restricted cash and cash equivalents	350,385	896,396
Securities	573,312	533,520
Corporate loans, net (includes $237,480 and $35,879 measured at estimated fair value and $279,748 and $128,289 loans held for sale as of December 31, 2013 and December 31, 2012, respectively)	6,466,720	5,947,857
Equity investments, at estimated fair value (zero and $7,187 pledged as collateral as of December 31, 2013 and December 31, 2012, respectively)	181,212	161,621
Oil and gas properties, net	400,369	289,929
Interests in joint ventures and partnerships	436,241	149,534
Derivative assets	30,224	23,207
Interest and principal receivable	33,570	46,960
Other assets	87,998	72,249
Total assets	$8,717,198	$8,358,879
Liabilities
Collateralized loan obligation secured notes	$5,249,383	$5,122,338
Collateralized loan obligation junior secured notes to affiliates	—	296,557
Credit facilities	125,289	107,789
Convertible senior notes	—	166,028
Senior notes	362,276	362,178
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	58,215	25,931
Accrued interest payable	23,575	20,519
Accrued interest payable to affiliates	—	6,632
Related party payable	5,574	10,998
Derivative liabilities	81,635	117,270
Total liabilities	6,189,464	6,519,757
Shareholders’ equity
Preferred shares, no par value, 50,000,000 shares authorized and 14,950,000 and zero issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	—
Common shares, no par value, 500,000,000 shares authorized, and 204,824,159 and 178,437,078 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	—
Paid-in-capital	3,315,117	2,762,584
Accumulated other comprehensive loss	(15,652)	(70,226)
Accumulated deficit	(771,731)	(853,236)
Total shareholders’ equity	2,527,734	1,839,122
Total liabilities and shareholders’ equity	$8,717,198	$8,358,879

Investor Relations Contact:

Pam Testani Tholen

+1 (855) 374-5411 (US) / +1 (415) 315-3633

kfn.ir@kkr.com

Media Contact:

Kristi Huller

+1 (212) 230-9722

kristi.huller@kkr.com